Exhibit A

Execution Version

TELESIS BIO INC.

PROMISSORY NOTE

July 16, 2024 (the “Closing Date”)

New York, New York

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, Telesis Bio Inc., a Delaware corporation (the “Borrower”) hereby promise to pay to      (the “Noteholder”), the principal sum of     , plus any interest accrued thereon from time to time in accordance with Section 2.1 hereof, as provided in this Promissory Note (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Note”).

On the date hereof, simultaneous with the issuance of this Note to the Noteholder, the Borrower is issuing promissory Notes to the persons listed on Schedule I hereto in the amounts set forth opposite their respective names on Schedule I hereto (each, an “Investor” and collectively the “Investors”), and following the date hereof, the Borrower may issue additional promissory Notes to the Investors (or any of their respective affiliates) on substantially the same terms of this Note (this Note and such other Notes hereinafter referred to collectively as the “Investor Notes”); provided that, without the consent of the holders of a majority in interest of the aggregate outstanding principal amount of the Investor Notes (the “Requisite Noteholders”), the Borrower shall not issue additional Investor Notes after the Closing Date.

1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in this Section 1.

“Business Day” means a day other than a Saturday or Sunday or other day on which commercial banks are authorized or required to close in New York City.

“Change of Control” means each of the following events (unless the Requisite Noteholders elect otherwise by written notice):

(a) A reorganization, merger or consolidation in which:

(i) the Borrower is a constituent party or

(ii) a subsidiary of the Borrower is a constituent party and the Borrower issues shares of its capital stock pursuant to such reorganization, merger or consolidation, except any such reorganization, merger or consolidation involving the Borrower or a subsidiary in which the shares of capital stock of the Borrower outstanding immediately prior to such reorganization, merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such reorganization, merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such reorganization, merger or consolidation, the parent corporation of such surviving or resulting corporation;

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Borrower or any subsidiary of the Borrower of all or substantially all of the assets of the Borrower and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Borrower if substantially all of the assets of the Borrower and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Borrower;

(c) issuance or transfer of shares of capital stock of the Borrower, in a single transaction or series of related transactions, representing at least thirty five percent (35%) of the voting power of the voting securities of the Borrower (but excluding issuances of equity securities (or securities convertible into equity securities) by the Borrower in a bona fide financing that is primarily for its capital-raising purposes and in which all consideration from such issuances, net of expenses, is received by the Borrower); or

(d) Any tender offer or exchange offer (whether by the Borrower or another person or entity) is completed pursuant to which holders of common stock of the Borrower are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of thirty five percent (35%) or more of the outstanding common stock of the Borrower.

“Debt” means all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except trade payables arising in the ordinary course of business; (c) obligations evidenced by notes, bonds, debentures, or other similar instruments; (d) obligations as lessee under capital leases; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements, or similar arrangements entered into by the Borrower providing for protection against fluctuations in interest rates, currency exchange rates, or commodity prices, or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (f) of a Person other than the Borrower; and (h) indebtedness set out in clauses (a) through (g) of any Person other than Borrower secured by any Lien on any asset of the Borrower, whether or not such indebtedness has been assumed by the Borrower.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in the foregoing.

“Law” means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, or other security interest.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower; (b) the validity or enforceability of this Note (including its security provisions); (c) the rights or remedies of the Noteholder hereunder; or (d) the Borrower’s ability to perform any of its material payment obligations hereunder.

“Maturity Date” means the date that is eighteen (18) months following the Closing Date; provided that the Requisite Noteholders shall have the option (exercisable in their sole discretion) to extend the Maturity Date of each Investor Note to a date that is not later than twenty-four (24) months following the Closing Date.

“Permitted Debt” means Debt (a) existing or arising under this Note or other Investors Notes, or any other loan document between Borrower and any Investor; (b) existing as of the date of this Note and set out in Schedule A-1 hereto; (c) secured by Liens permitted under clauses (a), (b) and (d) of the definition of “Permitted Liens” hereunder; (d) which may be deemed to exist with respect to swap contracts; (e) owed in respect of any netting services, overdrafts, and related liabilities arising from treasury, depository, and cash management services in connection with any automated clearinghouse transfers of funds; (f) unsecured insurance premiums owing in the ordinary course of business; (g) trade payables incurred in the normal course of business, (h) obligations (contingent or otherwise) existing or arising in connection with endorsement of instruments for deposit in the ordinary course of business; (i) indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or otherwise in connection with deposit or securities accounts in the ordinary course of business; (j) indebtedness relating to operating lease obligations and (k) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Debt (a) through (j) above (other than with respect to the Term Loan Credit Agreement and the Revolving Loan Credit Agreement), provided that the principal amount thereof is not increased.

“Permitted Lien” means (a) Liens on the date of this Note and set out in Schedule A-2 hereto, (b) Liens for unpaid taxes of the Borrower that are either (i) not yet due and payable or (ii) (1) do not constitute an Event of Default hereunder and (2) are the subject of a protest taken by the Borrower in good faith with respect to disputed taxes for which adequate reserves are maintained on the books of the Borrower in accordance with GAAP, (c) with respect to real property, easements, rights of way, reservations, servitudes, covenants, conditions, restrictions, zoning variances, and other similar encumbrances that do not materially interfere with the ordinary conduct of the business of the Borrower, (d) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment, (e) obligations and duties as lessee under any operating lease; and obligations and duties as lessee under any lease existing on the date of this Note, (f) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a), (b) and (d), (g) judgment Liens that do not constitute an Event of Default under this Note, (h) Liens incurred or deposits made in the ordinary course of business in connection with obtaining workers’ compensation insurance, unemployment insurance, and other types of social security, (i) non-exclusive licenses of the Borrower’s intellectual property granted to third parties in the ordinary course of business, (j) Liens on amounts pledged or deposited as security for the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, insurance, leases, government contracts, trade contracts, performance and return of money bonds, letters of credit and other similar obligations (exclusive of obligations for the payment of borrowed money) entered into in the ordinary course of business, (k) Liens imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens, and other similar Liens arising in the ordinary course of business securing obligations which are not yet overdue or are subject to a protest taken by the Borrower in good faith with respect to disputed obligations for which adequate reserves are maintained on the books of the Borrower in accordance with GAAP, (l) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, and (m) Liens arising solely by virtue of any statutory or common Law provision relating to banker’s Liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, governmental authority, or other entity.

“Register” shall have the meaning set forth in Section 10.7 herein.

2. Payment Date; Optional and Mandatory Prepayment.

2.1 Payment Date. The aggregate unpaid principal amount of this Note, together with interest of 12.00% per annum on the unpaid principal amount, and all other amounts payable under this Note shall be due and payable on the earlier of (a) the Maturity Date or (b) when, upon the occurrence and during the continuance of an Event of Default (as defined below), such amounts are declared due and payable by the Requisite Noteholders or made automatically due and payable, in each case, in accordance with the terms hereof. Additional interest will accrue on all outstanding amounts under this Note during the existence of an Event of Default, to the extent lawful, at a rate per annum equal to 200 basis points over the rate set forth above (the “Default Rate”).

2.2 Optional Prepayment. The Investor Notes may, upon at least five (5) days prior written notice, be voluntarily prepaid by the Borrower by paying the principal amount to be prepaid, in whole, at the option of the Borrower, at any time, at par; provided that each such prepayment is accompanied by accrued interest on the prepaid portion of the principal amount calculated to the payment date of such portion of the principal amount; provided, further, that, no such prepayment may be made on this Note without a simultaneous pro rata prepayment on all other outstanding Investor Notes (based on the original principal amount of each Investor Note). No prepaid amount may be reborrowed.

2.3 Mandatory Prepayment. Upon written notice by the Requisite Noteholders, the Borrower shall immediately repay the Investor Notes at par with the net proceeds of any equity financing; provided that each such prepayment is accompanied by accrued interest on the prepaid portion of the principal amount calculated to the payment date of such portion of the principal amount; provided, further, that, no such prepayment may be made on this Note without a simultaneous pro rata prepayment on all other outstanding Investor Notes (based on the original principal amount of each Investor Note); and provided, further, that no such prepayment shall exceed (i) the then outstanding principal amount outstanding under the Investor Notes or (ii) the net proceeds of such equity financing.

3. Payment Mechanics.

3.1 Manner of Payment. All payments of principal shall be made in lawful money of the United States of America no later than 12:00 PM on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

3.2 Application of Payments. All payments made hereunder shall be applied to the payment of the principal amount outstanding under this Note.

3.3 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

4. Representations and Warranties. The Borrower represents and warrants to the Noteholder as follows:

4.1 Existence. The Borrower is a Delaware corporation duly formed, validly existing, and in good standing under the laws of the state of Delaware. The Borrower has the requisite power and authority to own, lease, and operate its property, and to carry on its business.

4.2 Compliance with Law. The Borrower is in compliance with all laws, statutes, ordinances, rules, and regulations applicable to or binding on such party, its property, and business.

4.3 Power and Authority. The Borrower has the requisite power and authority to execute, deliver, and perform its obligations under this Note.

4.4 No Violations. The execution and delivery of this Note and the consummation by the Borrower of the transactions contemplated hereby do not and will not (a) violate any provision of such party’s organizational documents; (b) violate any Law applicable to such party or by which any of its properties or assets may be bound; or (c) constitute a default under any material agreement or contract by which such party may be bound.

4.5 Authorization; Execution and Delivery. The execution and delivery of this Note by the Borrower and the performance of its obligations hereunder have been duly authorized by all necessary action in accordance with applicable law. The Borrower has duly executed and delivered this Note.

4.6 Enforceability. This Note is a valid, legal, and binding obligation of the Borrower, enforceable against each such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5. Conditions to Closing.

5.1 Conditions to the Noteholder’s Obligations. The obligations of the Noteholder to purchase this Note on the Closing Date is subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Noteholder:

(a) Representations and Warranties. The representations and warranties of the Borrower contained in Section 4 shall be true and correct in all material respects as of the Closing Date.

(b) No Event of Default. No Event of Default has occurred or is continuing or would reasonably be expected to result after giving effect to the applicable issuance of the Notes.

(c) Repayment of Existing Indebtedness. Receipt by the Noteholder of evidence that the loans and other obligations under (i) the Credit, Security and Guaranty Agreement (the Term Loan) with MidCap Financial Trust (the “Term Loan Credit Agreement”) and (ii) the Credit, Security and Guaranty Agreement (the Revolver Loan) with MidCap Funding IV (the “Revolving Loan Credit Agreement”) have been repaid or will be repaid with the Investor Notes issued on the Closing Date and the commitments thereunder have been terminated, and the Noteholder shall have received a customary payoff letter in form and substance reasonably satisfactory to it relating to the termination of all mortgages, financing statements, and liens associated therewith.

(d) Board of Directors. The Borrower shall have entered into an agreement with the Investors (the “BOD Side Letter”) in form and substance acceptable to the Investors pursuant to which the Investors shall be granted the right to nominate five (5) additional directors for election to the Borrower’s Board of Directors.

6. Affirmative Covenants.

6.1 Notices. The Borrower shall promptly notify the Noteholder of each of the following (and in no event later than three (3) Business Days after the Borrower becomes aware thereof):

(a) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Borrower and any governmental authority which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(b) (i) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its property (x) in which the amount of damages claimed is $500,000 or more, (y) which would reasonably be expected to have a Material Adverse Effect, (z) in which the relief sought is an injunction or other stay of the performance of this Note or (ii) the receipt of any subpoena from, or notice of an investigation by, any governmental authority; or

(c) any Material Adverse Effect subsequent to the Closing Date.

6.2 Notice of Event of Default. As soon as possible after it becomes aware that an Event of Default, or any occurrence that, with notice or the passage of time, would result in an Event of Default (a “Default”) has occurred, and in any event within two (2) Business Days, the Borrower shall notify the Noteholder in writing of the nature and extent of such Event of Default or Default and the action, if any, it has taken or proposes to take with respect to such Event of Default or Default.

6.3 Preservation of Corporate Existence, Etc.

(a) The Borrower shall preserve and maintain in full force and effect its organizational existence and good standing under the Laws of its jurisdiction of incorporation or formation;

(b) The Borrower shall preserve in effect, maintain and renew all of its material registered or licensed patents, trademarks, trade names and copyrights, including those that the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.4 Maintenance of Property. The Borrower shall maintain and preserve, except as otherwise permitted by this Note, all of its property which is used or necessary in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.5 Compliance with Laws. The Borrower shall comply in all material respects with all requirements of Law of any governmental authority having jurisdiction over it or its business.

6.6 Use of Proceeds. The proceeds of the sale and issuance of the Investor Notes shall be used on the Closing Date, to repay in full, and terminate all liens securing, (i) the Term Loan Credit Agreement and (ii) the Revolving Loan Credit Agreement. Any remaining proceeds may be used for working capital purposes, but shall not be used to make a distribution, dividend or payment to any equity holder of the Borrower.

7. Negative Covenants.

Until the full payment of this Note, the Borrower shall not, and shall not permit any of its subsidiaries to, directly or indirectly, without prior written consent of the Requisite Noteholders:

7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Debt that ranks senior or pari passu with the Investor Notes, other than Permitted Debt.

7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, other than Permitted Liens.

8. Events of Default. The occurrence and continuance of any of the following shall constitute an “Event of Default” hereunder:

8.1 Failure to Pay. The Borrower fails to pay (i) any principal amount of this Note when due or (ii) any other amount due hereunder within five (5) Business Days after such amount is due.

8.2 Breach of Representations and Warranties. Any representation or warranty made by the Borrower to the Noteholder herein contains an untrue or misleading statement of a material fact as of the date made.

8.3 Bankruptcy; Insolvency.

(a) The Borrower institutes a voluntary case seeking relief under any Law relating to bankruptcy, insolvency, reorganization, or other relief for debtors.

(b) An involuntary case is commenced seeking the liquidation or reorganization of the Borrower under any Law relating to bankruptcy or insolvency, and such case is not dismissed or vacated by the Maturity Date.

(c) The Borrower makes a general assignment for the benefit of its creditors.

(d) The Borrower is unable, or admits in writing its inability, to pay its debts as they become due.

(e) A case is commenced against the Borrower or its assets seeking attachment, execution, or similar process against all or a substantial part of its assets, and such case is not dismissed or vacated by the Maturity Date.

8.4 Breaches of Certain Covenants. The Borrower shall fail to observe or perform any other covenant, obligation, condition or agreement contained in Section 6.2, Section 6.6, Section 7.1, Section 7.2 or the BOD Side Letter.

8.5 Breaches of Certain Covenants. The Borrower shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note (other than those specified in Section 8.1 and Section 8.4 above) and such failure shall continue for ten (10) business days after the Borrower’s receipt of written notice from any Investor of such failure.

8.6 Change of Control. There occurs any Change of Control.

9. Remedies. Upon the occurrence and during the continuance of an Event of Default, the Requisite Noteholders may, at their option, by written notice to the Borrower declare the outstanding principal amount of the Investor Notes and all other amounts payable hereunder immediately due and payable; provided, however, if an Event of Default described in Section 8.3 shall occur, the outstanding principal amount and all other amounts payable hereunder and under each Investor Note shall become immediately due and payable without notice, declaration, or other act on the part of the Noteholder.

10. Miscellaneous.

10.1 Notices. All notices required or permitted to be delivered hereunder shall be in writing and shall be delivered by electronic mail, hand or internationally recognized overnight courier service.

10.2 Governing Law. This Note and any claim, controversy, dispute or cause of action based upon, arising out of or relating to this Note shall be governed by the laws of the State of New York.

10.3 Submission to Jurisdiction. Each party hereto irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Note may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against either party in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

10.4 Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in Section 10.3 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.5 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE.

10.6 Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note constitutes the entire contract between the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (e.g., “pdf”) format shall be effective as delivery of a manually executed counterpart of this Note.

10.7 Transfers. Neither this Note nor any of the rights, interests or obligations hereunder shall be assigned or otherwise transferred by any party, directly or indirectly, in whole or in part (by operation of Law or otherwise), without the prior written consent of the other party; provided that the Noteholder will be free to sell or transfer all or any portion of this Note to (i) another Noteholder, (ii) any affiliate or related fund or managed account of a Noteholder, and (iii) any other investor, subject in the case solely of transfers pursuant to clause (iii) (if no Event of Default has occurred and is continuing) to the prior consent of the Borrower, which will not be unreasonably withheld or delayed, and in the event the Borrower has not responded to any such proposed assignment within fifteen (15) Business Days, the consent of the Borrower shall be deemed given thereto. If the Noteholder sells, assigns or otherwise transfers any of its rights to receive payments pursuant to this Note (including of the outstanding principal amount) to another person or entity (a “Transferee”), then the Borrower shall implement and maintain a register for the recordation of the names and addresses of the Transferees, the portion of this Note assigned or transferred and the amounts owing to the Noteholder and any Transferee (the “Register”). The entries in the Register shall be conclusive, absent manifest error. No transfer of any right or obligation with respect to this Note shall be effective until entered into the Register. The Register shall be available for inspection by the Borrower, the Noteholder and any Transferee, at any reasonable time from time to time upon reasonable prior notice. These requirements are intended to ensure that the obligations with respect to this Note are at all times in registered form for U.S. federal income tax purposes.

10.8 Amendments and Waivers. Except as otherwise provided herein, no term of this Note may be waived, modified or amended except by an instrument in writing signed by each of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

10.9 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

10.10 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.11 Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

10.12 Nature of Obligations of the Borrower. The Borrower waives any right to require the Noteholder to (i) proceed against or exhaust any security held from the Borrower or any other party or (ii) pursue any other remedy in the Noteholder’s power whatsoever. The Borrower waives any defense based on or arising out of suretyship or any impairment of security held from the Borrower or any other party or on or arising out of any defense of any party other than payment in full in cash of the obligations hereunder, including, without limitation, any defense based on or arising out of the disability of any party, or the unenforceability of the obligations hereunder or any part thereof from any cause, or the cessation from any cause of the liability of any party, in each case other than as a result of the payment in full in cash of the obligations of the Borrower hereunder.

10.13 Parity with Other Investor Notes. The Borrower’s repayment obligation to the Noteholder under this Note shall be on parity with the Borrower’s obligation to repay all Investor Notes. In the event that the Borrower is obligated to repay the Investor Notes and does not have sufficient funds to repay all the Investor Notes in full, payment shall be made to the Noteholders of the Investor Notes on a pro rata basis. The preceding sentence shall not, however, relieve the Borrower of its obligations to the Noteholder hereunder.

10.14 Costs and Expenses; Indemnity. The Borrower shall pay all reasonable costs and expenses, including, without limitation, any attorneys’ fees and disbursements that may be incurred by the Noteholder in connection with the preparation, negotiation, enforcement or collection of this Note, and any costs of collection. The Borrower shall indemnify the Noteholder against, and hold the Noteholder harmless from, any and all losses, disputes, claims, investigations, litigation, proceedings, damages, and liabilities of any kind regardless of whether the Noteholder is a party thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of legal counsel to the Noteholder), incurred by or asserted against the Noteholder arising out of, in connection with, or as a result of any act, event or transaction related, contemplated in or attendant to this Note, whether based on contract, tort or any other theory and regardless of whether the Noteholder is a party thereto; provided that such indemnity shall not, as to the Noteholder, be available to the extent that any such loss, claim, damage, or liability results from the gross negligence, bad faith or willful misconduct or material breach of this Note by the Noteholder.

[Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has executed this Note as of the date first set forth above.

TELESIS BIO INC., as the Borrower

By:
Name:
Title:

ACKNOWLEDGED AND AGREED BY:

, as the Noteholder

By:
Name:
Title:

Schedule I

Investor	Principal Amount of Investor Note

Total

Schedule A-1

1) Credit, Security and Guaranty Agreement (Revolving Loan) date as of August 9, 2022, by and among the Company, MidCap Funding IV Trust, and the lenders from time to time party thereto, as amended by that certain Amendment No. 2 to Credit Security and Guaranty Agreement (Revolving Loan) dated as of June 30, 2023 and that certain Amendment No. 3 to Credit Security and Guaranty Agreement (Revolving Loan) dated as of November 24, 2023.

2) Credit, Security and Guaranty Agreement (Term Loan) dated as of August 9, 2022, by and among the Company, MidCap Financial Trust and the lenders from time to time party thereto, as amended by that certain Amendment No. 2 to Credit, Security and Guaranty Agreement (Term Loan) dated as of June 30, 2023 and that certain Amendment No. 3 to Credit, Security and Guaranty Agreement (Term Loan) dated as of November 24, 2023.

Schedule A-2

1) Credit, Security and Guaranty Agreement (Revolving Loan) date as of August 9, 2022, by and among the Company, MidCap Funding IV Trust, and the lenders from time to time party thereto, as amended by that certain Amendment No. 2 to Credit Security and Guaranty Agreement (Revolving Loan) dated as of June 30, 2023 and that certain Amendment No. 3 to Credit Security and Guaranty Agreement (Revolving Loan) dated as of November 24, 2023.

2) Credit, Security and Guaranty Agreement (Term Loan) dated as of August 9, 2022, by and among the Company, MidCap Financial Trust and the lenders from time to time party thereto, as amended by that certain Amendment No. 2 to Credit, Security and Guaranty Agreement (Term Loan) dated as of June 30, 2023 and that certain Amendment No. 3 to Credit, Security and Guaranty Agreement (Term Loan) dated as of November 24, 2023.